As filed with the U.S. Securities and Exchange Commission on September 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECD Automotive Design, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3711	86-2559175
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4390 Industrial Lane

Kissimmee, Florida 34758

Tel: (407) 483-4825

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Victoria Hay
Chief Financial Officer
4390 Industrial Lane

Kissimmee, Florida 34758

Tel: (407) 483-4825

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq.
David J. Levine, Esq.
James A. Prestiano, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by ECD Automotive Design, Inc. (the “Company” or the “Registrant”)) to register 15,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for issuance pursuant to the ECD Automotive Design, Inc, 2023 Equity Incentive Plan, as amended (the “Plan”). The Plan was described in the Company’s definitive Proxy Statement for its 2025 Annual Meeting of Stockholders held on July 22, 2025. An amendment to the Plan to increase the number of shares of Common Stock available under the Plan to 15,000,000 shares was approved by the Company’s stockholders at that meeting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants of the ECD Automotive Design, Inc. 2023 Equity Incentive Plan. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on April 15, 2025;

2.	The Company’s Form 10-K/A for the fiscal year ended December 31, 2024, filed with the Commission on July 16, 2025;

3.	The Company's Form 10-K/A for the fiscal year ended December 31, 2024, filed with the Commission on August 29, 2025;

4.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 21 , 2025;

5.	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the Commission on August 20, 2025;

6.	The Company’s preliminary and definitive proxy statements on Schedule 14A filed with the Commission on June 30, 2025 and July 10, 2025, respectively;

7.	The Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2025;

8.	The Registrant’s Current Report on Form 8-K filed with the Commission on June 11, 2025;

9.	The Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2025;

10.	The Registrant’s Current Report on Form 8-K filed with the Commission on July 7, 2025;

11.	The Registrant’s Current Report on Form 8-K filed with the Commission on July 23, 2025;

12.	The Registrant's Current Report on Form 8-K filed with the Commission on August 12, 2025;

13.	The Registrant's Current Report on Form 8-K filed with the Commission on August 14, 2025;

14.	The Registrant's Current Report on Form 8-K filed with the Commission on August 18, 2025;

15.	The Registrant's Current Report on Form 8-K filed with the Commission on August 25, 2025;

16.

All other filings made by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

17.

The description of the Company’s securities which is contained in an Annual Report on Form 10-K filed on April 15, 2025 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I (incorporated by reference to Exhibit 3.1 to the Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on November 6, 2023).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).
3.3	Second Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).
3.4
Certificate of Designation of the Series A Convertible Preferred Stock of ECD Automotive Design, Inc., par value $0.0001 per share (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).

3.5	Amended and Restated Bylaws of EF Hutton Acquisition Corporation I (incorporated by reference to Exhibit 3.3 to the Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on November 6, 2023).
3.6	Second Amended and Restated Bylaws of ECD Automotive Design, Inc. (incorporated by reference to Exhibit 3.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).
3.7	Certificate of Designations of the Series B-1 Convertible Preferred Stock of ECD Automotive Design, Inc., par value $0.0001 per share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2025).
3.8	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of ECD Automotive Design, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2025).
4.1	Warrant to Purchase Common Stock of ECD Automotive Design, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).
4.2	Warrant to Purchase Series A Convertible Preferred Stock of ECD Automotive Design, Inc. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2023).
4.3*	Description of Securities
5.1*	Opinion of Loeb & Loeb LLP regarding the legality of the securities being registered.
10.1

The ECD Automotive Design, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.7 to the registration statement on Form S-4 filed with the Securities and Exchange Commission on October 19, 2023).

23.1*	Consent of Barton CPA PLLC
23.2*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature pages hereto)
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kissimmee, State of Florida on September 2, 2025.

ECD Automotive Design, Inc.

By:	/s/ Victoria Hay
	Name:	Victoria Hay
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Benjamin Piggott, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 2nd day of September, 2025.

SIGNATURE	TITLE	DATE

/s/ Scott Wallace	Chief Executive Officer and Director	September 2, 2025
Scott Wallace	(principal executive officer)

/s/ Victoria Hay	Chief Financial Officer	September 2, 2025
Victoria Hay	(principal financial and accounting officer)

/s/ Emily Humble	Chief Product Officer and Director	September 2, 2025
Emily Humble

/s/ Patrick Lavelle	Director	September 2, 2025
Patrick Lavelle

/s/ Robert Machinist	Director	September 2, 2025
Robert Machinist

/s/ Thomas Wood	Director	September 2, 2025
Thomas Wood